Kush Bottles Discloses Audited Financial Results for CMP Wellness

Prior to the May 1st acquisition by Kush Bottles, CMP Wellness generated revenues of $4.5 million for the six month period ended February 28, 2017

Santa Ana, California – July 6, 2017 – Kush Bottles, Inc. (OTCQB: KSHB), a dynamic sales platform that provides unique products and services for both businesses and consumers in the cannabis industry, reported historical financial results for its wholly-owned subsidiary CMP Wellness (“CMP”), a distributor of vaporizers, cartridges and accessories acquired by Kush Bottles on May 1, 2017, in an 8-K filed with the Securities and Exchange Commission today, July 6, 2017. The results include unaudited financial results for the interim periods ended February 28, 2017 and February 29, 2016, as well as audited results for the full fiscal years ended August 31, 2016 and August 31, 2015. Also included in the report are pro forma financials that show the combined performance of Kush Bottles and CMP Wellness as if the business combination had already occurred in these aforementioned reporting periods.

CMP Wellness has been in the business of selling standard and customized vaporizer products since 2013. On May 1, 2017, Kush Bottles acquired CMP with the aim of diversifying its product range, opening new distribution channels and yielding cross-selling opportunities for its existing product lines. The financial results furnished today reflect CMP’s performance prior to its acquisition by Kush Bottles. The pro-forma financial statements that are included in the filing are based on the separate historical financial statements of Kush and CMP, and have been combined and condensed to show the potential financial impact had the acquisition taken place in previous reporting periods. These financial statements are purely for informational purposes, having no impact on Kush Bottles’ actual financial results for the reporting periods referenced.

CMP Financial Highlights for the six month period ended February 28, 2017

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CMP revenue was $4.5 million, compared with $1.2 million in the same period in 2016

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Pro forma combined condensed revenues for Kush Bottles and CMP was $9.9 million

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CMP net income was $0.7 million, compared with $0.3 million in the same period in 2016

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Pro forma combined condensed net income for Kush Bottles and CMP was $0.3 million

CMP Financial Highlights for the Fiscal Year ended August 31, 2016, compared with Fiscal Year ended August 31, 2015

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CMP revenue was $3.2 million, compared with $0.8 million in the Fiscal Year ended August 31, 2015

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Pro forma combined condensed revenues for Kush Bottles and CMP was $11.4 million, compared with  $4.8 million in the Fiscal Year ended August 31, 2015

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CMP net income was $0.4 million, compared with a loss of $0.02 million in the Fiscal Year ended August 31, 2015

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Pro forma combined condensed net income for Kush Bottles and CMP was $0.4 million, compared with a loss of $0.4 million in the Fiscal Year ended August 31, 2015

Mr. Nicholas Kovacevich, Chief Executive Officer of Kush Bottles, commented, “In the six months ended February 28, 2017, CMP revenues increased 277% compared with the prior year period to $4.5 million and its net income increased 149% to $0.7 million. These positive results demonstrate the strength of CMP’s sales performance, and its impressive growth rate, in the time preceding its acquisition by Kush Bottles. Adding CMP’s products and distribution channels to Kush Bottles’ sales platform is expected to significantly accelerate our growth and be immediately accretive to Kush Bottles’ bottom line. To encourage and boost performance at CMP we structured the deal to include an incentive-based earn-out opportunity for CMP management if CMP hits certain milestones. With this in place, we are confident CMP will play a meaningful role in our evolution as we grow market share and establish our credentials as a leading player in the cannabis packaging and accessories market.”

A further explanation of CMP Wellness’ financial performance is provided in Kush Bottles’ amended 8-K, filed with the Securities and Exchange Commission today, Thursday, July 6, 2017. The full report is available on the Company’s SEC Filings section of its website at http://ir.kushbottles.com/sec-filings/

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About Kush Bottles, Inc.

Kush Bottles, Inc. is a dynamic sales platform that provides unique products and services for both businesses and consumers in the cannabis industry.

Founded in 2010 as a packaging and supplies company for dispensaries and growers, Kush Bottles has sold more than 100 million units and now regularly services more than 4,000 legally operated medical and adult-use dispensaries, growers, and producers across North America, South America, and Europe. The company has facilities in the three largest U.S. cannabis markets and a local sales presence in every major U.S. cannabis market.

Kush Bottles aims to be the gold standard for responsible and compliant products and services in the cannabis industry. Kush Bottles has no direct involvement with the cannabis plant or any products that contain THC.

The company has been featured in media nationwide, including CNBC, Los Angeles Times, TheStreet.com, Entrepreneur, and Inc. Magazine.

For more information, visit www.kushbottles.com or call (888)-920-5874.

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Forward-Looking Statements:

This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent our current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect our opinions only as of the date of this release. Please keep in mind that we are not obligating ourselves to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as: “potential,” “look forward,” “believe,” “dedicated,” “building,” or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by us herein are often discussed in filings we make with the United States Securities and Exchange Commission (SEC), available at: www.sec.gov, and on our website, at: www.kushbottles.com.

Company Contact:

Ryan Selewicz

Director of Marketing

714-243-4017

ryan@kushbottles.com

Investor Contact:

Elizabeth Barker / Phil Carlson

KCSA Strategic Communications

212-896-1203 / 212-896-1233

ir@kushbottles.com